UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE

SECURITIES EXCHANGE ACT OF 1934

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☑	Soliciting Material Pursuant to § 240.14a-12

LRAD CORPORATION

(Name of Registrant as Specified in Its Charter)

IROQUOIS CAPITAL MANAGEMENT LLC

JOSHUA SILVERMAN

RICHARD ABBE

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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IROQUOIS ANNOUNCES NOMINATIONS TO LRAD BOARD

Seeks to Replace Incumbent Directors with Highly Qualified, Independent Nominees

Committed to Restoring Shareholder Value

NEW YORK, NY – January 22, 2013 Iroquois Master Fund Ltd. (“Iroquois”) announced today that it intends to nominate five individuals for election to the Board of Directors of LRAD Corporation (the “Company”) (NASDAQ: LRAD) at the 2013 annual meeting of shareholders.

In a filing with the Securities and Exchange Commission dated January 17, 2013, Iroquois’ manager stated that it believes that the Board of Directors of the Company has failed to exercise proper oversight over the management and operations of the Company and has granted compensation to itself that is excessive.

Iroquois filed a Verified Amended Derivative Complaint in November, 2012 against then-directors Raymond Smith, Laura Clague, Helen Adams, and Thomas Brown and the Company’s chief financial officer Katherine McDermott and the Company as nominal defendant, asserting breach of fiduciary duty and other violations of law in connection with the defendants’ issuance of stock options.

The following individuals are Iroquois’ proposed nominees to the Board of Directors:

Richard Abbe – Mr. Abbe is the co-founder of and has been a portfolio manager at Iroquois Capital Management LLC, an investment advisory firm that serves as the investment adviser to certain private investment funds, including Iroquois, since 2003.

Lee Buchanan – Dr. Buchanan has been a Venture Partner of Paladin Capital Group, leading multi-stage private equity firm that provides funding to growing companies, since January 2008. Prior to this, he served as Vice President, Advanced Concepts of EDO Corporation, a $1 billion producer of intelligence, electronic warfare, sonar, and weapons systems for the U.S. military. Dr. Buchanan has also had a significant career with the U.S. Government serving as Assistant Secretary of the Navy (Research, Development, and Acquisition), the most senior executive for research, development, and acquisition for the U.S. Navy and the U.S. Marine Corps.

John G. Coburn – Retired U.S. Army Gen. John G. Coburn has been the Chief Executive Officer and Chairman of VT Systems, Inc., an integrated engineering group providing world-class solutions and services in the aerospace, electronics, land systems and marine sectors, since November 2001. Prior to joining VT Systems, General Coburn served in the U.S. Army for 39 years in various logistics assignments.

Mark Sandson – In February 2001, Mr. Sandson founded, and since then has been President of, Core Technology Partners, a strategic consulting firm that provides advice to technology-based businesses in both the aerospace-defense and commercial sectors. He previously led corporate business operations in weapon system engineering, avionics, satellite navigation and remote sensing, command and control, advanced data systems, and outsourcing services. Mr. Sandson has advised numerous companies in fund raising, strategic planning, and divestiture preparation. He has served on the Board of Directors of eight firms and is a member of the Corporate Directors Forum.

Dennis Wend – In January 2007, Mr. Wend founded, and became the President of, Wend & Associates LLC, Wend & Associates Inc., a technology based consulting company working with various government agencies and private sector firms to optimize leveraging activities. Prior to founding Wend & Associates, he served over 27 years as a civilian with the U.S. Army in various jobs in procurement, logistics, weapon system management as the Director of the National Automotive Center and Executive Director for Technology Transfer, where he was involved in all program aspects, including the management and direction of 18 manufacturers throughout the country, executing approximately $1 billion dollars of production.

Iroquois Master Fund Ltd. is a privately pooled investment vehicle that is managed by Iroquois Capital Management, LLC. Iroquois Capital Management, LLC is headquartered in New York, New York.

SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY IROQUOIS AND ITS AFFILIATES FROM THE SHAREHOLDERS OF LRAD CORPORATION FOR USE AT ITS 2013 ANNUAL MEETING WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION (WHICH MAY BE DEEMED TO INCLUDE THE NOMINEES, IROQUOIS AND ITS MANAGERS). WHEN COMPLETED, A DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY WILL BE MAILED TO STOCKHOLDERS OF LRAD CORPORATION WHOSE VOTES ARE SOLICITED AND WILL ALSO BE AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION’S WEBSITE AT HTTP://WWW.SEC.GOV. INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION IS CONTAINED IN THE SCHEDULE 13D FILED BY IROQUOIS ON JANUARY 17, 2013 (THE “SCHEDULE 13D”). EXCEPT AS OTHERWISE DISCLOSED HEREIN OR IN THE SCHEDULE 13D, THE PARTICIPANTS HAVE NO INTEREST IN LRAD CORPORATION OTHER THAN THROUGH THE BENEFICIAL OWNERSHIP OF SHARES OF COMMON STOCK, PAR VALUE $0.00001 PER SHARE, OF LRAD CORPORATION, AS DISCLOSED IN THE SCHEDULE 13D. THE SCHEDULE 13D IS AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION’S WEBSITE AT HTTP://WWW.SEC.GOV.

Contact:

Innisfree M&A Incorporated

Scott Winter / Jonathan Salzberger

212-750-5833

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